Southern Connecticut Bancorp, Inc. 8-K
Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into, effective as of February 28, 2012, by and between Southern Connecticut Bancorp, Inc. (the “Company”) and its subsidiary, The Bank of Southern Connecticut (the “Bank”) and Joseph J. Greco, a resident of Litchfield, Connecticut (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company and the Bank wish to retain Executive as Chief Executive Officer and to serve as a director of both entities; and

WHEREAS, the Company, the Bank, and the Executive are willing to enter into this Employment Agreement (“Agreement”) on the terms herein set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1.             Definitions.  For purposes of this Agreement, the following terms shall have the following  meanings:

(a)           “Cause” shall mean:

(i)            Executive’s conviction of, or plea of nolo contendere to, any crime for which the penalty is incarceration, is a felony or involves moral turpitude, financial defalcations or malfeasance;

(ii)           Executive’s indictment or formal criminal charges for commission of an act of personal dishonesty or breach of fiduciary duty, whether or not involving personal profit, in connection with Executive’s employment by the Company or the Bank or any other organization of public trust;

(iii)          Executive’s commission of an act which the Board of Directors of the Company or the Bank by a vote of at least two-thirds (2/3) of all of the Directors (excluding Executive) based upon a record of substantial evidence, shall have found to have involved willful misconduct or gross negligence on the part of Executive, in the conduct of his duties or public life or which causes material embarrassment to the Company or the Bank;

(iv)          Habitual absenteeism, chronic alcoholism or any other form of addiction on the part of Executive which prevents him from performing the essential functions of his position without reasonable accommodation; or

(v)           Entry of any final order directing the removal of the Executive from office or finding of Executive misconduct or malfeasance, by a regulatory authority having jurisdiction over the Company or the Bank;

(b)           “Change-in-Control” shall be deemed to have occurred with respect to the Company or the Bank if any “Person,” as hereinafter defined, has acquired control of the Company or the Bank.  A “Person” has control:

(i)            if the Company or the Bank consummates a merger, consolidation, sale of substantially all its assets, or substantially similar reorganization transaction with such Person, excluding, however, any merger, consolidation, sale of substantially all its assets, or substantially similar reorganization transaction in which the Market Value of the outstanding capital stock of such Person is forty percent (40%) or less of the Market Value of the outstanding capital stock of the Company or the Bank.  For purposes hereof, “Market Value” shall mean the average of (i) the closing price or (ii) the average of the bid and ask price if no closing price exists of the capital stock over the last ten trading days prior to the date of execution of a definitive agreement for such merger or consolidation multiplied by the number of shares of such capital stock outstanding on the date of execution of such definitive agreement;

(ii)           if during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company or the Bank cease for any reason to constitute a majority of such Board, unless the election, or the nomination for election of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period; or

(iii)          if the Board of Directors of the Company or the Bank, by vote of a majority of all the Directors (excluding Executive), adopts a resolution to the effect that a “Change-in-Control” has occurred for purposes of this Agreement.

(c)           “Disability” shall mean the incapacity of Executive by illness or any other cause as determined under the long-term disability insurance Plan of the Company or the Bank in effect at the time in question, or if no such plan is in effect, then such incapacity of Executive as prevents Executive from performing the essential functions of his position with a reasonable accommodation for a period in excess of two hundred forty days (whether or not consecutive), or one hundred eighty days consecutively, as the case may be, during any twelve month period.

(d)           “Good Reason” shall mean the occurrence of any action or actions on the part of the Company or the Bank which result in (i) a material reduction in the Executive’s base compensation (except pursuant to a general reduction of not more than ten percent (10%) in executive base salaries effected throughout the Company or the Bank prior to a Change-in-Control; (ii) a material reduction in the Executive’s work authority, duties or responsibilities; or (iii) a Change-in-Control of the Company or the Bank.  In order for Executive’s termination of employment for Good Reason under Section 6(c) below to be effective, Executive must provide written notice to the Company or the Bank of his intent to terminate employment for Good Reason within 90 days of the initial existence of the condition underlying the Good Reason claim, and the Company or the Bank shall then have 30 days in which to cure the condition of which the Executive has complained.  It is specifically the intent of the parties that Good Reason shall be interpreted and administered in compliance with the regulations issued under Section 409A of the Internal Revenue Code relating thereto.

(e)           “Material Breach” by Executive shall mean a determination, made prior to the occurrence of a Change-in-Control by vote of at least two-thirds (2/3) of all of the Directors of the Company or the Bank (excluding Executive) based upon a record of substantial evidence, that Executive shall have failed to comply in any material respect with his obligations under this Agreement following written notice to Executive of the alleged deficiencies thereunder and a fair opportunity to cure such deficiencies (the existence of which shall be confirmed by the foregoing required vote).  Any determination in accordance with the preceding sentence shall be conclusive and binding for all purposes of this Agreement.

(f)            “Person” shall mean any individual, corporation, partnership, company or other entity, and shall include a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

(g)           “Potential Change-in-Control” shall be deemed to have occurred if (i) the Company or the Bank enters into a letter of intent, memorandum of understanding or definitive agreement providing for, or publicly announces that it is considering, one or more transactions, the consummation of which would result in the occurrence of a Change-in-Control; (ii) any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change-in-Control; or (iii) the Board of Directors of the Company or the Bank adopts a resolution to the effect that a Potential Change-in-Control has occurred for purposes of this Agreement.

2.             Employment.

(a)          The Company and the Bank hereby agree to employ Executive as Chief Executive Officer of the Company and the Bank and to serve as a director of both entities, and Executive accepts said employment and agrees to serve for the Term of this Agreement in such capacity upon the terms and conditions hereinafter set forth.  Subject to the provisions of subparagraph (b) of this Paragraph 2, and to the provisions of Paragraphs 6 and 7(e)(i) below, “Term” shall mean the period commencing on the date of this Agreement through December 31, 2014.

(b)           Except as provided in subparagraph (c) below, at any time during the Term the Company or the Bank may, by written notice to Executive, advise Executive of its desire to modify or amend any of the terms or provisions of this Agreement or to delete or add any terms or provisions.  Any such notice (“Notice”) shall describe the proposed modifications in reasonable detail.   In the event a Notice shall be given to Executive, the Company or the Bank and Executive agree to discuss the proposed modification(s) and to attempt in good faith to reach agreement with respect thereto and to reduce such agreement to writing in an amendment to be executed by all the parties (“Amendment”).  Such notice shall not automatically constitute “Good Reason” under Paragraph 1(d) unless the proposed modification or amendment directly impacts or involves the actions set forth in paragraph 1(d).

(c)           No Notice given pursuant to subparagraph (b) above shall be effective if given during the period commencing on the date a Potential Change-in-Control occurs during the Term and ending on the earlier of (i) abandonment of the event giving rise to such Potential Change-in-Control (as determined by the Board of Directors) and (ii) twelve (12) months following occurrence of the Change-in-Control which gave rise to the Potential Change-in-Control.

3.             Duties of Employment.

(a)           During the Term, Executive will serve as Chief Executive Officer of the Company and the Bank and as a director of both entities, subject to the terms of this Employment Agreement and the direction and control of the Board of Directors.  During the Term, Executive will serve the Company and the Bank faithfully, diligently and competently and will devote full-time to his employment and will hold, in addition to the office of Chief Executive Officer of the Company and the Bank, such other executive offices of the Company or the Bank, or its subsidiaries and affiliates, to which he may be elected, appointed or assigned by the Board of Directors of the Company or the Bank from time to time and will discharge such executive duties in connection therewith.  As Chief Executive Officer, Executive shall have the general charge, supervision and control of the business and affairs of the Company and the Bank.  Other executive officers of the Company and the Bank, including the President, shall directly report to Executive, as Chief Executive Officer. Nothing in this Agreement shall preclude Executive, with the prior approval of the Board of Directors, from devoting reasonable periods of time required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with the Company or the Bank, or (ii) engaging in charitable, religious and community activities, provided, that such directorships, memberships or activities do not materially interfere with the performance of his duties hereunder.

(b)           In the event that (1) a Potential Change-in-Control shall occur while Executive is employed by the Company or the Bank and (2) the Term shall have expired prior to the earlier of (x) abandonment of the event giving rise to such Potential Change-in-Control (as determined by the Board of Directors) and (y) occurrence of the Change-in-Control which gave rise to the Potential Change-in-Control, Executive agrees that he will remain in the employ of the Company and the Bank at the request of the Company or the Bank, and in such event the Company and the Bank agree to continue to employ Executive, in the offices then held with the Company and the Bank and on the terms of employment then in effect until the earlier to occur of the following: (i) the event giving rise to the Potential Change-in-Control shall have been abandoned or terminated; (ii) a Change-in-Control has occurred; or (iii) the Board of Directors of the Company or the Bank shall have determined by vote of at least two-thirds (2/3) of all the Directors (excluding Executive) that Executive’s obligations under this subparagraph shall cease.  During the period covered by the preceding sentence, Executive shall render such services as shall be required of him in order to explore and pursue fully the Potential Change-in-Control in accordance with directions, policies and determinations from time to time made by the Board of Directors of the Company or the Bank and communicated to Executive.  During said period, Executive shall use his reasonable best efforts to fulfill his responsibilities to the Company and the Bank in the interests of the Company and the Bank and the shareholders of the Company and the Bank and as reasonably requested of him by the Board of Directors of the Company or the Bank for such purposes.  The employment of Executive pursuant to the first sentence of this subparagraph (b) may be terminated, without breach of this Agreement, by the Company or the Bank for Cause, Disability or Material Breach, or by Executive for Good Reason.

4.             Compensation.  During the Term, the Company and the Bank shall pay to Executive as compensation for the services to be rendered by him hereunder the following:

(a)           A base salary (“base”) at the annual rate of $245,000.  Such compensation shall be payable in accordance with normal payroll practices of the Company or the Bank

(b)           In addition, Executive may be entitled to incentive compensation, payable in cash or other form of compensation, at the end of each calendar year during such Term in an amount up to 10% of the base salary.  In addition, the Board of Directors of the Company or the Bank may establish one or more individual or corporate goals for each such year, the achievement of which may be made a condition to the payment of the foregoing incentive compensation to Executive.  Such goals shall be communicated to Executive, in writing, by the Board or an appropriate subcommittee thereof, by the end of the first quarter of the year or at any other time the Board deems appropriate and shall be stated to be a condition to payment of said incentive compensation.

(c)           Upon commencement of the Term, Executive shall be granted 112,371 shares of Common Stock of the Company on the terms and conditions set forth in the restricted stock agreement delivered in connection with this Agreement (the “Restricted Stock Agreement”).

5.             Benefits.  During the Term, Executive shall be entitled to the following benefits:

(a)          Comprehensive health insurance and major medical and dental coverage comparable to such coverage provided for executive employees of the Company or the Bank generally in compliance with plans or practices in effect to commence upon service.

(b)          Participation in any long-term disability insurance plan and pension plan maintained by the Company or the Bank, in accordance with the terms thereof, as may be in effect from time to time to commence upon service.

(c)             Supplemental disability insurance such that the total monthly disability benefit payable to Executive under all disability policies maintained by the Company or the Bank, after a maximum elimination period of ninety (90) days, shall equal seventy percent (70%) of the sum of Executive’s base salary to commence upon service.

(d)          A vacation of at least four (4) weeks per year, during which Executive’s compensation shall be paid in full.

(e)          Use of a Bank-owned automobile with a purchase price of up to $40,000 to be selected by Executive to be maintained, serviced and fueled for Executive’s use by Bank.

(f)             Reimbursement of reasonable moving expenses in the event that Executive elects to move his primary residence to New Haven County.

(g)          Reimbursement of all travel and other reasonable business expenses incident to the rendering of services by Executive hereunder subject to the timely submission of appropriate vouchers and receipts in accordance with the Company’s or the Bank’s policy from time to time in effect.

(h)           Term life insurance coverage on the life of Executive for the benefit of Executive’s estate or designated beneficiary(ies) in an amount not less than $300,000, such coverage to commence upon service.

6.             End of Term.  The Term shall end upon the occurrence of any of the following events:

(a)           The expiration of the Term as provided for in Paragraph 2.

(b)           Termination of Executive’s employment for “Cause.”

(c)           The voluntary termination of Executive’s employment by Executive for “Good Reason,” or other than for “Good Reason.”

(d)           The Disability of Executive.  If this Agreement is terminated by reason of the Disability of the Executive, the Company or the Bank shall give written notice to that effect to Executive in the manner provided in Paragraph 16 herein.

(e)           The death of Executive.

(f)           Full compliance by the Company or the Bank with the provisions of Paragraph 7(e) below, if Executive’s employment shall have been terminated by the Company or the Bank during the Term for any reason other than “Cause” or “Disability,” or if Executive shall have voluntarily terminated his employment during the Term for “Good Reason.”

7.             Payment Upon Termination.

(a)           If Executive’s employment is terminated by the Company or the Bank for “Cause,” as defined in Paragraph 1(a), the obligations of the Company and the Bank under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only salary and reimbursable expenses accrued through the date of such termination.

(b)           If Executive shall voluntarily terminate his employment during the Term other than for “Good Reason,” as defined in Paragraph 1(d), the obligations of the Company and the Bank under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only salary and reimbursable expenses accrued through the date of such termination.

(c)           If Executive’s employment is terminated during the Term by reason of Disability, then Executive shall receive his disability benefits under any long-term disability plan maintained by the Company or the Bank.

(d)           In the event of the death of Executive during the Term then, in addition to and not in substitution for any other benefits which may be payable by the Company or the Bank in respect of the death of Executive, the base salary then payable hereunder shall continue to be paid at the then current rate for a period of six months after such death to such beneficiary as shall have been designated in writing by Executive, or if no effective designation exists, then to the estate of Executive.

(e)            If Executive’s employment is terminated by the Company or the Bank during the Term for any reason, with the exception of “Cause,” “Disability,” or if Executive shall voluntarily terminate his employment during the Term for “Good Reason,” Executive shall be entitled to receive, and the Company and the Bank shall be obligated to pay and provide Executive, the following amounts:

(i)            The base salary of Executive at the rate in effect immediately prior to Executive’s termination for  twelve (12) months, payable in a lump sum in the month next following Executive’s termination of employment and to be treated as a supplemental wage payment under applicable Treasury Regulations subject to federal tax withholding at the flat percentage rate applicable thereto.

(ii)           Notwithstanding anything to the contrary, the Company, Bank and Executive agree that any payments to Executive pursuant to this Agreement which would constitute a “golden parachute payment” pursuant to 12 C.F.R. Part 359 or the Supervisory Guidance contained in Financial Institution Letter FIL 1066, if made at the time when the Bank is subject to any of the conditions outlined in 12 C.F.R. §359.1(f)(1)(ii)(A)-(E) shall not be made without obtaining all necessary approvals and, if required, may be suspended, prevented or subject to claw back in whole or in part when warranted to ensure that payments contrary to the intent of 12 U.S.C. §1828(k) and 12 C.F.R. §359.4(b)(3) are not made. In this regard, the Company and the Bank shall have the right to demand from Executive the return of , and the Executive shall return, any golden parachute payment should the Company or the Bank later become aware or receive information that the Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses prohibited under 12 C.F.R. §359.4(a)(4).

(iii)            During the period of twelve (12) months immediately following Executive’s termination of employment (or such other period as shall be prescribed by the then applicable COBRA law) (the “continuation period”), Executive shall continue to receive such individual and/or family health benefits coverage as he was receiving at the time of termination of employment, with the Company and the Bank and Executive paying the same portion of the cost of such coverage as existed at the time of Executive’s termination, for so long during the continuation period as Executive elects to continue coverage and pays his portion of the costs of coverage.

(iv)              Notwithstanding anything to the contrary in the above paragraphs, in the event that any compensation paid to Executive as a result of a Change-in-Control would be nondeductible by the Company or the Bank for federal income tax purposes based upon the provisions concerning “excess parachute payments” contained in section 280G of the Internal Revenue Code of 1986, as amended, then the aggregate present value of such compensation shall be reduced to One Dollar ($1.00) below the maximum present value allowable without causing the compensation to be nondeductible.  Accordingly, such compensation shall be reduced or eliminated in the following order (unless otherwise requested by Executive) until the remaining compensation equals One Dollar ($1.00) below the maximum present value allowable with causing the compensation to be nondeductible:

(1)	First, any cash payment to Executive;

(2)	Second, any Change-in-Control Payments not described herein; and

(3)	Third, any forgiveness of indebtedness of Executive to the Company or the Bank.

8.             Confidential Information.  Executive understands that in the course of his employment by the Company and the Bank, Executive will receive or have access to confidential information and/or other trade secrets as defined by Connecticut’s Uniform Trade Secrets Act (hereinafter referred to as “confidential information”) concerning the business or purposes of the Company or the Bank, and which the Company and the Bank desires to protect.  Such confidential information shall be deemed to include, but not be limited to, customer lists, loan lists and information, and employee lists, including, if known, personnel information and data.  Executive agrees that he will not at any time during the period ending one year after the later of (a) the end of the Term and (b) the end of the period in which Executive is entitled to receive any payments or benefits under this Agreement, reveal to anyone outside the Company or the Bank or use for his own benefit any such information without specific written authorization by the Company or the Bank.  Executive further agrees not to use any such confidential information or trade secrets in competing with the Company or the Bank at any time during or in the one year period immediately following termination of employment with the Company and the Bank.

9.             Covenants by Executive Not to Compete With the Company or the Bank.

(a)           Upon termination of Executive’s employment with the Company and the Bank, Executive covenants and agrees that he will not at any time during the “Noncompetition Period” (as defined in subsection (iv) below) following termination directly or indirectly in any manner or under any circumstances or conditions whatsoever:  (i) be or become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as a nominal owner of stock of a public corporation, in any other business in New Haven County or in any city or town contiguous to any town in such counties or any city or town where the Company or the Bank maintains an office at the time of Executive’s termination or in any city or town contiguous thereto, that competes with the business of the Company or the Bank as it exists at the time of Executive’s termination; (ii) engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend his name (or any part or variant thereof) to, any business in New Haven County or in any city or town contiguous to any town in such county or any city or town where the Company or the Bank maintains an office at the time of Executive’s termination or in any city or town contiguous thereto,  which is, or as a result of the Executive’s engagement or participation would become, competitive with any aspect of the business of the Company or the Bank as it exists at the time of Executive’s termination; including, but not limited to, participation in any manner set forth herein in a “de novo” or “startup” bank; or (iii) solicit any officer, director, employee or agent of the Company or the Bank or any subsidiary or affiliate of the Company or the Bank to become an officer, director, employee or agent of Executive, his affiliates or anyone else; (iv) the “Noncompetition Period” referenced above shall be twenty-four (24) months following termination, provided, however, such period shall be reduced to twelve (12) months in the event the payments upon termination of Executive are less than the 2.99 times Executive’s base salary, as described in Paragraph 7(e)(i) of this Agreement;

(b)           Ownership, in the aggregate, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the preceding provision.

(c)           Executive hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that the Company or the Bank, in enforcing the covenants contained in Paragraphs 8 and 9 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to a temporary and/or permanent restraining order and/or injunction in the event of a breach, actual or threatened, of the agreements and covenants contained in these Paragraphs, and Executive agrees and acknowledges that in any such action, bond will be waived, and the Company or the Bank shall be entitled to reasonable attorney fees and costs if successful in obtaining the relief sought.

(d)           The parties hereto believe that the restrictive covenants of these Paragraphs are reasonable.  However, if at any time it shall be determined by any court of competent jurisdiction that these Paragraphs or any portion of them as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.

(e)           Upon termination for any reason, the Executive agrees not to orally, or in writing, or in any other manner make any anti-competitive, derogatory, or uncomplimentary statements about the Company or the Bank, its employees, directors, or officers, nor shall the Executive disclose any of the terms and conditions of any severance agreement that is entered into by the parties to this Agreement.

10.          No Obligation to Mitigate.  So long as Executive shall not be in breach of any provision of Paragraph 8 or 9, Executive shall have no duty to mitigate damages in the event of a termination and if he voluntarily obtains other employment (including self-employment), any compensation or profits received or accrued, directly or indirectly, from such other employment shall not reduce or otherwise affect the obligations of the Company or the Bank to make payments hereunder.

11.          Resignation.  In the event that Executive’s services hereunder are terminated under any of the provisions of this Agreement (except by death), Executive agrees that he will deliver his written resignation as a Director and/or an officer of the Company and the Bank, or its subsidiaries and affiliates, to the Board of Directors, such resignation to become effective immediately.

12.          Insurance.  The Company and the Bank shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to the usual and customary medical examination and otherwise to cooperate with the Company and the Bank in connection with the procurement of any such insurance, and any claims thereunder.

13.          Release.

(a)   As a condition of receiving payments or benefits provided for in this Agreement, at the written request of the Company or the Bank, Executive shall execute and deliver for the benefit of the Company and the Bank and any subsidiary or affiliate of the Company or the Bank, a general release in the form set forth in Attachment A, and the resignation letter required in Paragraph 11, and both the release and resignation shall become effective in accordance with the Agreement’s terms.  The failure or refusal of Executive to sign such a release or  resignation letter or the revocation of such a release or resignation shall cause the termination of any and all obligations of the Company or the Bank to make payments or provide benefits hereunder, and the forfeiture of the right of Executive to receive any such payments and benefits.

(b)   Executive acknowledges that the Company and the Bank have provided him with a copy of the Agreement at least 15 days before the date of execution; he has had sufficient opportunity to consult with an attorney and been advised by the Company and the Bank to do so and that the Agreement, specifically provisions regarding non-competition and release, is fair and equitable.

14.          Regulatory Limitation.  Notwithstanding any other provision of this Agreement, the Company and the Bank shall not be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to the Company or the Bank at the time such payment, benefit or amount is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation (“Prohibited Payment”).  In such event the provisions of Section 18 below shall apply.  If and to the extent the Company and the Bank shall at a later date be relieved of the restriction on its ability to make any Prohibited Payment, then at such time the Company and the Bank shall promptly make payment of any such amounts to Executive.

15.          Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Executive or to the Corporate Secretary of the Company or the Bank, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of Executive, to his last known address as carried on the personnel records of the Company or the Bank, and, in the case of the Company or the Bank, to the corporate headquarters, attention of the Corporate Secretary of the Company or the Bank, or to such other address as the party to be notified may specify by notice to the other party.  Executive hereby agrees to give the Company and the Bank not less than sixty days’ advance notice of his intended resignation or other termination from the Company and the Bank, whether or not at the end of the Term.

16.          Successors and Assigns.  The rights and obligations of the Company and the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the Bank, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the assets and business of the Company or the Bank, or with or into which the Company or the Bank may be consolidated or merged or any surviving corporation in any merger involving the Company or the Bank.  All references in this Agreement to the Company or the Bank shall be deemed to include all such successors and assigns.

17.          Arbitration.  Any dispute which may arise between the parties hereto may, if both parties agree, be submitted to binding arbitration at the American Arbitration Association located nearest to New Haven, Connecticut in accordance with the Labor/Employment Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to pre-arbitration/mediation also in accordance with the AAA’s rules and procedures therefore in an effort to resolve such dispute.  In the event the parties are unsuccessful in Mediation, and the arbitration proceeds, the arbitrator shall be vested with the authority to restrain or enjoin,  and award AAA fees and the arbitrator’s fees in the manner he or she deems equitable.  In any such arbitration, the arbitrator shall be required to conduct a final hearing within 120 days of the demand and issue a reasoned award.

18.          Severability.  If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

19.          Amendment.  This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto.

20.          Construction.

(a)     This Agreement shall supersede and replace all prior agreements and understandings between the parties hereto on the subject matter covered hereby.

(b)     This Agreement shall be governed and construed under the laws of the State of Connecticut.

(c)     Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

(d)     The parties mutually participated in the drafting of this Agreement, and the Agreement shall not be construed against either party.

 21.           Non-assignability.  The Executive’s obligations under this Agreement are unique and non-assignable.

 22.           Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Internal Revenue Code and any regulations and other guidance issued thereunder, and this Agreement and the payment of any benefits hereunder shall be operated and administered accordingly. Specifically, but not by limitation, the Executive agrees that if, at the time of termination of employment, the Company or the Bank is considered to be publicly traded and he is considered to be a specified employee, as defined in Section 409A (and as determined as of December 31 preceding his termination of employment, unless his termination of employment occurs prior to April 30, in which case the determination shall be made as of the second preceding December 31), then some or all of such payments to be made hereunder as a result of his termination of employment shall be deferred for no more than six (6) months and one day following such termination of employment, if and to the extent the delay in such payment is necessary in order to comply with the requirements of Section 409A of the Code.  Upon expiration of such six (6) month and one day period (or, if earlier, his death), any payments so withheld hereunder from the Executive hereunder shall be distributed to the Executive, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date).

23.           Section 280G Compliance.  Notwithstanding any other provision of this Agreement, if any of the payments provided for in this Agreement or the Bank, together with any other payments which the Executive has the right to receive from the Company or the Bank or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Internal Revenue Code without regard to Section 1504(b) of the Code) of which the Company or the Bank is a member, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the Code.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by a duly authorized representative, and Executive has hereunto set his hand, this 28th day of February, 2012.

SOUTHERN CONNECTICUT BANCORP, INC.

By:	/s/ Elmer F. Laydon
Elmer F. Laydon, Chairman

THE BANK OF SOUTHERN CONNECTICUT

By:	/s/ Elmer F. Laydon
Elmer F. Laydon, Chairman

By:	/s/ Joseph J. Greco
Joseph J. Greco, Executive

ATTACHMENT A

RELEASE

We advise you to consult an attorney before you sign this Release.  You have until the date which is seven days after the Release is signed and returned to Southern Connecticut Bancorp, Inc. (the “Company”) to change your mind and revoke your Release.  Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with the Company and the Bank, and more specifically enumerated in Exhibit 1 hereto, by your signature below you agree to accept such benefits and not to make any claims of any kind against the Company and the Bank, its past and present and future subsidiaries, divisions, subdivisions, affiliates and related companies or their successors and assigns or any and all past, present and future Directors, officers, fiduciaries or employees of any of the foregoing (all parties referred to in the foregoing are hereinafter referred to as the “Releasees”) before any agency, court or other forum, and you agree to release the Releasees from all claims, known or unknown, arising in any way from any actions taken by the Releasees up to the date of this Release, including, without limiting the foregoing, any claim for wrongful discharge or breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute or regulation and any claim for attorneys’ fees, expenses or costs of litigation, except that this Release is not intended, and shall not be construed, to release the Company and the Bank from any vested obligations it may have under its employee pension benefit plans.

THE PRECEDING PARAGRAPH MEANS THAT BY SIGNING THIS RELEASE YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASEES BASED ON ANY ACTIONS TAKEN BY THE RELEASEES UP TO THE DATE OF THIS RELEASE.

By signing this Release, you further agree as follows:

1.             You have read this Release carefully and fully understand its terms;

2.             You have had at least twenty-one days to consider the terms of the Release;

3.             You have seven days from the date you sign this Release to revoke it by written notification to the Company or the Bank.  After this seven day period, this Release is final and binding and may not be revoked;

4.             You have been advised to seek legal counsel and have had an opportunity to do so;

5.             You would not otherwise be entitled to the benefits provided under your Employment Agreement with the Company and the Bank had you not agreed to waive any right you have to bring a lawsuit or legal claim against the Releasees; and

6.             Your agreement to the terms set forth above is voluntary.

Name:

Signature:	Date:

Received by:	Date:

NOTE:  THIS EXHIBIT IS TO BE COMPLETED AT THE TIME OF TERMINATION TO REFLECT ALL BENEFITS AND PAYMENTS MADE UNDER AGREEMENT.

Acknowledged and Agreed:

SOUTHERN CONNECTICUT BANCORP, INC.	EXECUTIVE

By:	By:

THE BANK OF SOUTHERN CONNECTICUT

By: